Exhibit 16.1

April 23, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by 51Talk Online Education Group, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of the Annual Report on Form 20-F for the year ended December 31, 2025 of 51Talk Online Education Group dated April 23, 2026. We agree with the statements concerning our Firm contained therein; we are not in a position to agree or disagree with other statements of 51Talk Online Education Group contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

New York, NY